Exhibit 10.19

PERSONAL EMPLOYMENT AGREEMENT

Made and signed in Or Yehuda on October 1, 2011

Between

Tali Dinar, ID 028548303

Whose address for purposes of this Agreement is:

15 Emek Ayalon St., Shoham

(hereinafter: "Employee")

And

Enertec Electronics Ltd.

Whose address for purposes of this Agreement is:

16 Hacharoshet St., Or Yehuda

(hereinafter: "Company")

Commencement of Employment

1.	The Employee will be employed by the Company commencing from October 1, 2011, for an unlimited period.

Position and Subordination

2.	The Employee will serve as Vice President of Finance and will report to the President of the Company or to the Board of Directors or as directed by it.

3.	The Employee declares that there is no impediment to her entering into this Agreement with the Company, and she is competent and qualified for the performance of said function.

4.	During the period of her employment at the Company, the Employee may not engage, directly or indirectly, in any additional work or occupation, with or without consideration, unless she receives the Company's prior written approval to do so.

5.	The Employee will act in good faith and in a prudent, professional and skilled manner, as is to be expected of an employee of her level and qualifications, according to the instructions of her superiors and/or the Company's management and/or according to the Company's internal guidelines and/or in accordance with any law.

Salary

6.	In consideration for her work, the Employee will be entitled to a gross monthly salary of 26,000 (twenty six thousand) NIS ("Salary"). It is hereby agreed that the Salary constitutes the full and final consideration for the Employee's work, including any overtime required for the performance of the function, and by signing this Agreement the Employee waives any demand and any right to receive additional or other payments in respect of and/or in connection with work during overtime and/or on holidays and/or Saturdays, except for payments which the Company is required to make to the Employee under the provisions of this Agreement, including per diem allowance, reimbursement of travel expenses and the like.

7.	Considering the nature of the Employee's work, the provisions of the Work and Rest Hours Law will not apply to the Employee, and she will not be entitled to any additional consideration for her work beyond the consideration specified in this Agreement, including for work during overtime and/or irregular hours and/or on days of rest.

Executive Insurance, Work Disability and Study Fund

8.	As of the commencement of her employment:

8.1	The Employee will be insured under an executive insurance policy according to her choice. The Company will contribute to the executive insurance policy an amount equivalent to 5% of the Employee's Salary for provident fund and 8.33% on account of severance pay, and it will deduct from the Employee's Salary 5% for provident fund. The policy will be owned by the Company.

8.2	The Company will insure the Employee in incapacity to work insurance according to the percentage accepted at the Company, and in any event at a cost of up to 2.5% of the Employee's Salary. Should the Employee be entitled to any payments under said insurance, such payments will be on account or instead of sick pay due to the Employee (if and to the extent it is due).

8.3	The Company will transfer to the study fund an amount equivalent to 7.5% of the Employee's Salary, and it will deduct from the Salary an amount equivalent to 2.5% thereof on account of the Employee's contributions from her Salary.

8.4	The Employee gives her consent to having all these deductions made from her Salary by the Company and transferred to their destination.

8.5	The Company's contributions for the severance pay component of the executive insurance policy will be instead of severance pay, in accordance with the provisions of section 14 of the Severance Pay Law, 5723-1963 and the General Confirmation Regarding Employers' Payments to Pension Funds and to Insurance Funds Instead of Severance Pay under section 14 of the Severance Pay Law, a copy of which is attached to this Agreement as Appendix "A1" and forms an integral part hereof.

Car and Cell Phone

9.	The Company will place at the Employee's disposal a car from category three and a cell phone for her business and private use. All costs of the use of the car and the cell phone will be paid by the Company. The Company will gross up the amount of the tax applying to the Employee for use of the car and the cell phone.

10.	The Company will not pay any traffic and/or parking fines and/or tickets, and it will not bear any deductible payable by the Employee for any damage and/or accident to the car. The Employee hereby irrevocably authorizes the Company to deduct from her Salary and/or from any other amount due to her from the Company the cost of any such fines/tickets/ deductible.

Options

11.	Subject to the approval of the board of directors of the Company and the approval of the board of directors of Lapis Inc. ("Lapis"), as well as all the other approvals required under the governing law, the Employee will be entitled to receive options for the purchase of ordinary shares of Lapis in an amount and at terms according to the option agreement to be signed with her and the option plan as in effect on the date of grant of the options, according to the Company's accepted practice with respect to its other employees and taking into consideration the Employee's senior position, and as will be agreed between the parties, including with respect to the quantity of options, the exercise price, the vesting period, the option period and such like accepted terms relating to the grant of options. For the purpose of the allocation of the options to the Employee, a specific option allocation agreement will be signed with her, according to the Company's accepted practice, which establishes the option terms.

Vacation

12.	The Employee will be entitled to annual vacation of 20 working days per year. Vacation may be accumulated up to the quota for two working years. Unutilized vacation days beyond the quota provided for in the law may be written off at the Company's discretion.

Convalescence Pay

13.	After completing one year of employment, the Employee will be entitled to seven convalescence days for the first year, according to rates as determined in the general extension order applying throughout the economy.

Sick Pay

14.	Sick pay will be paid in accordance with the law, against the presentation of medical certificates and as provided in the Sick Pay Law. It is hereby agreed and declared that accumulated sick days may not be redeemed.

Contract Termination

15.	Each party may terminate the Agreement with two months' prior notice to the other party, in the manner provided by law.

16.	It is clarified that the Employee is required to transfer her duties fully and in orderly fashion to whomever, and insofar as, the Company directs. Any violation of this obligation by the Employee will result in denial of the payment for the prior notice period, insofar as she is entitled thereto.

17.	If the Agreement is terminated (whether pursuant to the dismissal of the Employee or pursuant to her resignation), by reason of an act or omission of the Employee constituting breach of trust, embezzlement from the Company, action involving a conflict of interest, use of insider information, fraud against the Company, legal offense, disclosure of secrets of the Company to third parties and the like and/or by reason of the Employee's commission of an offense that involves moral turpitude, the Employee will not be entitled to prior notice, and the Company will be permitted to terminate the Employee's employment immediately, without payment in lieu of prior notice and without severance pay.

No Competition

18.	During the period of her employment at the Company, the Employee may not engage, directly or indirectly, in any additional work or occupation, with or without consideration, unless she receives the Company's prior written approval to do so.

19.	The Employee undertakes, for the term of this Agreement and during a period of 12 months after the termination of employment relations between her and the Company, not to engage in any manner whatsoever, whether directly or indirectly, as a salaried employee or on a self-employed basis, as a consultant or in any other manner, in any business that competes with the Company's business, and furthermore not to have any interest in such a competing business and not to cooperate with any company, business and/or activity (in the course of her employment and during 12 months as stated) that competes with the Company.

20.	The Employee undertakes, during her employment at the Company and for a period of 12 months after the actual termination of her work at the Company, not to approach or contract with customers of the Company, directly or indirectly, by herself or through others, in respect of activity that is the same as and/or similar to and/or in competition with the Company's activity, and the Employee further undertakes during said period not to solicit employees and/or persons employed by the Company to leave their employment, and not to employ or contract with any of the Company's employees.

21.	The Employee hereby declares and confirms that she fully understands the nature of the restrictions that are imposed on her in this section and its subsections and their full significance, including the restriction on her freedom of occupation following the termination of her employment at the Company, and she agrees that considering the legitimate interests of the Company, and given the nature of her position, the great trust placed in her and the scope of the information to which she will be exposed, these restrictions are reasonable and accepted by her, and the consideration paid to her under this Agreement also includes suitable remuneration for her undertakings in this regard.

22.	The Employee's undertakings in this section are intended to add to, and not detract from, her other undertakings.

Confidentiality

23.	The Employee undertakes, throughout the period of her employment at the Company and at any time thereafter, not to disclose and/or divulge and/or transfer, directly or indirectly, to any third party, any knowledge and information of any nature and kind, including professional and/or trade secrets, connected with the Company's business, customers, suppliers and/or employees, and to keep absolutely confidential everything connected with the Company's business and affairs as stated. Among other things, the Employee hereby undertakes towards the Company to keep confidential, as stated, any information, knowledge, record, drawing, plan and specification and any theoretical, scientific or practical document, whether written or oral, coming into her possession during the period of her employment at the Company and/or pursuant to the provision of her services to the Company (hereinafter, collectively: "Information"). It is clarified that the Information does not include information which is in the public domain.

24.	The Employee is aware that the Information is the exclusive property of the Company, and she will not be entitled to use it in any way also after the termination of her employment at the Company, whatever the reason for such termination may be. This undertaking also applies to any information to which she was exposed that belongs to customers of the Company.

25.	The Employee undertakes, in the course of her employment and at the conclusion thereof, to deliver to the Company or to whomever it directs any information of whatever kind that came to her knowledge in the course of her employment at the Company within the context of her work, and not to use such information other than on behalf of the Company.

26.	The Employee's undertakings in this section are intended to add to, and not detract from, her other undertakings.

Intellectual Property

27.	The Employee undertakes to bring to the immediate attention of the Company or whomever it directs any improvement, invention, process, formula, technique, conclusions, know-how, findings, plan, research or test results, developments and the like, whether patentable or not, that were made, conceived, created, initiated or applied by her, whether on her own or together with others, during the period of her employment at the Company, and that are related to any business of the Company (hereinafter, individually and collectively - "Inventions"). For the avoidance of doubt, it is hereby clarified that Inventions include, inter alia, inventions that had their inception before the commencement of her employment at the Company and/or that were completed after the termination of her employment at the Company.

28.	The Employee hereby agrees that all Inventions will be the full and exclusive property of the Company or whomever it directs, and the Company or whomever it directs will have full and exclusive ownership of and title to all patents and other rights associated therewith. The Employee's undertaking to assist the Company in the filing, obtaining and enforcement of patents and Inventions as stated, in any and all countries, will remain in force also after the termination of her employment at the Company, provided the Company compensates her in a reasonable manner for the time she actually devoted to such assistance, insofar as such time was devoted after the termination of her employment at the Company, and for reasonable expenses actually incurred by her.

29.	The Employee hereby confirms that she does not and will not have any rights, demands or claims in connection with all or any such Inventions and patents, including rights to royalties or to any other participation or compensation and including also moral rights - if existed - other than the consideration specified in this Agreement.

Computer and Network Use

30.	The Company will place at the Employee's disposal an electronic mailbox and a computer, and it will allow the Employee access to the Company's computers and to the Internet, all for the purpose of her work. At the conclusion of the Employee's employment, the electronic mailbox will pass to her replacement and/or to her superiors. Furthermore, the Company may inspect and use material that is stored in the electronic mailbox and on the personal computer that will stand at the disposal of the Employee during her employment. By signing this Agreement the Employee confirms her agreement to the above and waives any claim of violation of her privacy and eavesdropping.

Notice Regarding Employment Terms

31.	This Agreement with all its appendices constitutes notice to the Employee regarding the terms of her employment, within the meaning of the Notice to Employee (Employment Terms) Law, 5762-2002.

Endorsement of the Agreement

32.	The Employee declares that if all her rights as set forth in this Agreement are maintained, then she agrees to have the Company endorse this Agreement or its undertakings hereunder to a third party, whether through the sale of the Company and/or its activity and/or a part thereof, or solely through the endorsement of this Agreement, and in such event the Employee will not claim entitlement to resign with severance pay.

Prevention of Sexual Harassment

33.	The Company takes a harsh view of any violation of the Prevention of Sexual Harassment Law. The Employee confirms that the Company's directives concerning the prevention of sexual harassment were brought to her attention, including the existence of a Code for the Prevention of Sexual Harassment, which can be perused at any time in the office of the Company's sexual harassment compliance officer.

Personal Employment Agreement

34.	This Agreement is a personal and specific employment agreement that regulates the relations between the Company and the Employee and establishes, exclusively and exhaustively, the terms of the Employee's employment by the Company. The Employee acknowledges that she has been granted privileges within the framework of this Personal Employment Agreement, and the parties declare that no collective agreements and/or extension orders (if and to the extent they apply) will apply to her, apart from the extension order regarding convalescence pay.

In witness whereof the parties have hereunto set their hands:

/s/ Enertec Electronics Ltd.	/s/ Tali Dinar
The Company	The Employee

APPENDIX A1

General Confirmation Regarding Employers' Payments to Pension Funds and
Insurance Funds Instead of Severance Pay

By my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter - the Law), I hereby confirm that payments made by an employer from the date of publication of this confirmation, for an employee's comprehensive pension, to a provident fund for pension which is not an insurance fund, as defined in the Income Tax Regulations (Rules for Approval and Management of Provident Funds), 5724-1964 (hereinafter - pension fund), or for an executive insurance policy that includes the possibility of a pension or a combination of payments for a pension plan and for a non-pension plan in an insurance fund as stated (hereinafter - insurance fund), including payments which the employer made by a combination of payments to a pension fund and to an insurance fund, whether the insurance fund includes a pension plan or not (hereinafter - employer payments), will replace the severance pay to which the employee is entitled for the salary on which said payments were made and the period for which they were made (hereinafter - exempt salary), if the following conditions are satisfied:

(1)	Employer payments -

(A)	To a pension fund - are not less than 14 1/3% of the exempt salary, or 12% of the exempt salary if the employer makes additional payments on behalf of his employee for severance pay supplementation to a provident fund for pension or to an insurance fund at the rate of 2 1.3% of the exempt salary. If an employer does not pay beyond the 12% an additional 2 1/3% as stated, then his payments will come instead of only 72% of the employee's severance pay.

(B)	To an insurance fund – are not less than one of the following:

(1)	13 1/3% of the exempt salary, if the employer makes additional payments on behalf of the employee to assure his monthly income in case of work disability, in a plan approved by the Capital Market, Insurance and Savings Commissioner in the Finance Ministry, at the lower of the rate required to assure 75% of the exempt salary or 2 1/2% of the exempt salary (hereinafter - work disability payment).

(2)	11% of the exempt salary, if the employer makes an additional work disability payment, and in such case the employer payments will come instead of only 72% of the employee’s severance pay. If in addition to the above the employer pays 2 1/3% of the exempt salary for severance pay supplementation to a provident fund for pension or to an insurance fund in the name of the employee, the employer payments will come instead of 100% of the employee's severance pay.

(2)	A written agreement was made between the employer and the employee no later than three months after the commencement of the employer payments that includes -

(A)	The agreement of the employee to the arrangement pursuant to this confirmation, which details the employer payments as well as the pension fund or the insurance fund, as the case may be. Said agreement must include the text of this confirmation.

(B)	The employer's prior waiver of any right he could have to reimbursement of any amount of his payments, unless the employee’s right to severance pay is denied by judgment under sections 16 or 17 of the Law, and to the extent it is so denied, and in case the employee withdrew monies from the pension fund or the insurance fund other than for an entitling event. In this regard, entitling event means death, disability or retirement at the age of 60 or over.

(3)	This confirmation does not derogate from the employee’s right to severance pay under the Law, a collective agreement, an extension order or an employment contract, for any salary above the exempt salary.

/s/ Enertec Electronics Ltd.	/s/ Tali Dinar
The Company	The Employee

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